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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
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                                 FORM 8-A/A
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             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                         ATLANTIC RICHFIELD COMPANY
           (Exact name of Registrant as specified in its charter)


             DELAWARE                                      23-0371610
(State of incorporation or organization)                (I.R.S. Employer
                                                       Identification No.)

                           333 South Hope Street
                       Los Angeles, California 90071
       (Address, including zip code, of principal executive offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                      Name of each exchange on which
    to be so registered                      each class is to be registered

       Common Stock                              New York Stock Exchange
     Purchase Rights


          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of class)

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Item 1.  Description of Securities to be Registered.

          At a meeting of the Atlantic Richfield Company (the "Company") Board of Directors on March 31, 1999 the Board approved the amendment of certain terms of the Rights Agreement (the "Rights Agreement") dated as of July 24, 1995, between the Company and First Chicago Trust Company of New York, as Rights Agent.

          Effective on March 31, 1999, the Company and First Chicago Trust Company of New York, as Rights Agent, amended the Rights Agreement pursuant to the Board's approval in connection with the proposed merger (the "Merger") of Prairie Holdings, Inc., a direct wholly owned subsidiary of BP Amoco p.l.c., with the Company. The amendments add certain definitions and make changes to certain definitions and provisions to cause the provisions of the Rights Agreement not to apply to the Merger and its related transactions and to cause the Rights to cease to be exercisable immediately prior to the Merger.

          The amendment to the Rights Agreement is attached hereto as
Exhibit 4, which is incorporated herein by reference. The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

Item 2.  Exhibits.

          Item 2 is amended by adding thereto the following:

          4. Amendment dated as of March 31, 1999, to the Rights Agreement dated as of July 24, 1995, between Atlantic Richfield Company and First Chicago Trust Company of New York, as Rights Agent.


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                                 SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        ATLANTIC RICHFIELD COMPANY,


                                        by  /s/ Allan L. Comstock
Date: April 1, 1999                       ---------------------------
                                          Name: Allan L. Comstock
                                          Title: Vice President and Controller


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                             INDEX OF EXHIBITS




                                                              Page Number
                                                                  in
                                                              Sequentially
Exhibit                                                         Numbered
 Number                        Title                            Statement

4. Amendment dated as of March 31, 1999, to the Rights Agreement dated as of July 24, 1995, between Atlantic Richfield Company and First
               Chicago Trust Company of New York, as Rights
               Agent.